Exhibit 99

                     [AMERICAN ANNUITY GROUP, INC. NEWS RELEASE]


                                AMERICAN ANNUITY GROUP
                     ANNOUNCES SALE OF FUNERAL SERVICES DIVISION

          CINCINNATI, OH, September 30, 1998 - American Annuity Group, Inc. (NYSE: AAG) today announced that it has completed the previously announced sale of its funeral services division to Service Corporation International ("SCI") for approximately $164 million in cash. The funeral services division provides life insurance and annuities to fund pre-arranged funerals, as well as administrative services for pre-arranged funeral trusts. Service Corporation International is the country's largest manager of funeral homes and generated more than half of the premiums written by the division in 1997.


          The proceeds from this sale will be used to provide capital to existing insurance operations, make strategic acquisitions (including the previously announced acquisition of Old Republic Life Insurance Company of New York) and invest in other opportunities. A portion of the proceeds may also be utilized to repurchase AAG common stock. The net gain on this transaction is expected to be in excess of $0.34 per share.

          AAG markets retirement products (traditional fixed, equity-indexed and variable annuities) through its wholly-owned subsidiaries,  Great American  Life Insurance  Company ("GALIC"),

          Annuity Investors Life Insurance Company and Retirement Resource Group, Inc. Through Loyal American Life Insurance Company, Great American Life Assurance Company of Puerto Rico and GALIC's life division, AAG markets various forms of life and supplemental health insurance.

            *************************************************************

                                     Page 3 of 3